UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2021

ZAI LAB LIMITED

(Exact name of registrant as specified in its charter)

Cayman Islands	001-38205	98-1144595
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4560 Jinke Road Bldg. 1, Fourth Floor Pudong Shanghai, China	201210
(Address of principal executive offices)	(Zip Code)

+86 21 6163 2588

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
American Depositary Shares, each representing 1 Ordinary Share, par value $0.00006 per share	ZLAB	The Nasdaq Global Market
Indicate by check mark
Ordinary Shares, par value $0.00006 per share*	9688	The Stock Exchange of Hong Kong Limited

*

Included in connection with the registration of the American Depositary Shares with the Securities and Exchange Commission. The ordinary shares are not registered or listed for trading in the United States but are listed for trading on The Stock Exchange of Hong Kong Limited

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On May 28, 2021, Zai Lab Limited (the “Company”) and Mirati Therapeutics, Inc. (“Mirati”) entered into a collaboration and license agreement (the “Agreement”), pursuant to which Zai Lab (Hong Kong) Limited, a wholly-owned subsidiary of the Company (“Zai HK”), and Mirati agreed to collaboratively develop MRTX849 (adagrasib) in China, Macau, Hong Kong and Taiwan (the “Licensed Territory”). Under the Agreement, Zai HK received from Mirati the right to research, develop, manufacture and exclusively commercialize adagrasib in all indications in the Licensed Territory, with Mirati retaining exclusive rights for the development, manufacturing and commercialization of adagrasib outside the Licensed Territory and certain co-commercialization, manufacture, and development rights in the Licensed Territory.

Pursuant to the terms of the Agreement, Zai HK will pay to Mirati an upfront fee of $65.0 million plus milestone payments of up to an aggregate of $273.0 million upon the achievement of specified clinical, regulatory and sales milestones. Mirati will also be eligible to receive certain royalties at tiered percentage rates ranging from the high teens to low twenties percent on annual net sales of licensed products in the Licensed Territory, subject to reduction under specified circumstances.

The Agreement will terminate on a licensed product-by-licensed product basis and on a region-by-region basis in the Licensed Territory, upon the later to occur of (i) the date of expiration of the last valid claim covering such licensed product in such region, (ii) the date that is 10 years after the date of the first commercial sale in such region and (iii) the expiration date of any regulatory exclusivity for such licensed product in such region, or for a co-commercialized product on the date the parties agree to terminate such co-commercialization, or in its entirety upon the expiration of all payment obligations under this Agreement. Zai HK may terminate the Agreement at any time by providing 12 months’ prior notice to Mirati. Either party may terminate the Agreement upon a material breach by the other party that remains uncured or upon certain bankruptcy events. In addition, Mirati may terminate the Agreement if Zai HK challenges the licensed patent rights.

The foregoing description of the terms of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which the Company intends to file as an exhibit to a subsequent periodic report or on an amendment to this Current Report on Form 8-K.

Item 7.01 Regulation FD Disclosure.

On June 1, 2021 (U.S. time), the Company issued a press release announcing the above-described transactions. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such filing or this Current Report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Joint press release issued on June 1, 2021.

104	The cover page of this Current Report on Form 8-K is formatted in Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZAI LAB LIMITED

By:	/s/ Billy Cho
Billy Cho Chief Financial Officer

Date: June 1, 2021